Exhibit 99.1

July 10, 2009

Dear Stockholder:

Enclosed is your portion of the second quarter 2009 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  On June 9, 2009, our board of directors declared the second quarter 2009 distribution of $0.05 per share, payable on July 10, 2009, to stockholders of record at the close of business on June 22, 2009.  This equates to a 2% annualized yield assuming a purchase price of $10.00 per share.  As each distribution is determined quarterly by our board of directors, the annualized yield is not necessarily indicative of future distributions.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Our primary focus in this market is on refinancing our debt and managing our occupancy.  The challenges in accessing funding to finance our existing debt maturities as a result of the illiquidity in the credit markets, as well as the requisite additional cash needed for leasing in order to market space and prepare it for new tenants, mandates modifications to our cash management approach.  Therefore, we have made strategic changes, including the suspension of the share repurchase program and the change in the distribution policy, in order to retain cash to assist with current refinancing and re-tenanting issues.  The suspension of the share repurchase program will result in annual retention of approximately $225 million while the changes to the distribution policy retained approximately $31 million in the first quarter.

We have over $1 billion in debt that is maturing in 2009.  The majority of our debt is individual property, non-recourse loans; the average loan size of our outstanding debt is approximately $14 million.  We believe that smaller sized loan amounts provide us with more flexibility and a broader range of lender options.  Although the debt markets remain challenging, in the first half of the year, we refinanced over $141 million and have an additional $472 million under application or in various stages of negotiation.

Managing our occupancy is also critical as the demise of three former, large, national tenants, Mervyns, Linens ‘n Things and Circuit City, have decreased our historical occupancy from approximately 97% to 88%. While a number of retailers are struggling in the current economy, other retailers are taking the opportunity to expand.  We believe that our strong relationships with many national tenants have allowed us to capitalize upon these expansion plans and we are encouraged by extraordinary efforts of our property management and leasing teams.  Approximately 10% of the available space from the three former tenants has already been re-leased and an additional 63% is in various stages of negotiation.

The Inland Western website (www.inlandwestern.com) is a valuable resource for current company information.  Recent additions include a slide presentation entitled Inland Western Quarterly Update March 31, 2009 and Frequently Asked Questions.  We encourage stockholders to view these pieces and regularly visit our website for updated information.

I assure you that we remain dedicated to managing our portfolio and the entire company in a manner that will ensure our long-term strength while preserving stockholder capital.  If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com